Exhibit 3

FOR IMMEDIATE RELEASE

CORUS ENTERTAINMENT INC. ANNOUNCES SEMI-ANNUAL
DIVIDEND FOR CLASS A AND B SHAREHOLDERS

(October 25, 2005 - Toronto, Canada) Corus Entertainment Inc. (TSX: CJR.NV.B; NYSE: CJR) announced today that its Board of Directors has approved a semi-annual dividend, for holders of its Class A and Class B shares, of $0.045 and $0.05 respectively. The Company’s dividend will be paid on December 31, 2005 to shareholders of record at the close of business on December 15, 2005.

There were 1,724,929 Class A voting shares outstanding and 41,078,119 Class B non-voting shares outstanding on August 31, 2005.

Corus Entertainment Inc. is a Canadian-based media and entertainment company. Corus is a market leader in both specialty TV and Radio. Corus also owns Nelvana Limited, a leading international producer and distributor of children’s programming and products. The company’s other interests include publishing, television broadcasting and advertising services. A publicly traded company, Corus is listed on the Toronto (CJR.NV.B) and New York (CJR) Exchanges. Corus’ website can be found at www.corusentertainment.com.

For further information, please contact:

John Cassaday
President and Chief Executive Officer
Corus Entertainment Inc.
(416) 642-3770

Tom Peddie
Senior Vice President & Chief Financial Officer
Corus Entertainment Inc.
(416) 642-3780

Tracy Ewing
Vice President, Communications
Corus Entertainment Inc.
(416) 642-3792